Exhibit 15


   October 18, 1994



   Idaho Power Company
   Boise, Idaho

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and subsidiaries for the periods ended March 31, 1994 and 1993 and June 30, 1994 and 1993, as indicated in our reports dated April 29, 1994 and July 29, 1994; because we did not perform an audit, we expressed no opinion on that information.

   We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, are incorporated by reference in this Registration Statement on Form S-8.

   We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

   DELOITTE & TOUCHE LLP